UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

COEUR D’ALENE MINES CORPORATION

(Name of Registrant as Specified In Its Charter)

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Coeur Adjourns Special Meeting of Shareholders to Friday, December 7, 2007
Source: Business Wire
Date: December 03, 2007
Business Editors
COEUR D’ALENE, Idaho—(BUSINESS WIRE)—December 4, 2007—Coeur d’Alene Mines Corporation (NYSE: CDE)(TSX: CDM) today announced that it has adjourned its Special Meeting of shareholders to vote on the amendment of its charter and the issuance of its shares in connection with its proposed acquisition of Bolnisi Gold NL (ASX: BSG) and Palmarejo Silver and Gold Corporation (TSX-V: PJO) to Friday, December 7, 2007 at 4:00 p.m. local time. Coeur has received overwhelming support for the proposals related to the acquisition with in excess of 91% of the votes submitted having voted in favor. Proxies are continuing to be received and votes representing an additional 1.7% of the outstanding shares are needed to enable the matters to be put to a vote at the meeting. The adjournment will allow Coeur to receive the necessary additional proxies.
The Company noted that three leading proxy advisory firms — Institutional Shareholder Services, Glass Lewis and PROXY Governance — recommended that Coeur shareholders vote “FOR” the proposed acquisitions.
The meeting location has not been changed and will take place at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho. The record date for shareholders entitled to vote at the meeting remains October 19, 2007.
Shareholders who have questions about the merger or need assistance in submitting their proxy or voting their shares should call toll-free at (800) 901-0068 or (collect) at (212) 269-5550.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the terms and conditions of the proposed transaction and anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur, Bolnisi or Palmarejo, as the case may be. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur, Bolnisi or Palmarejo, as the case may be, believes is reasonable, but involve significant uncertainties affecting the business of Coeur, Bolnisi or Palmarejo, as the case may be, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q and Palmarejo’s Annual Information Form. Additionally, there are risks that the parties will not proceed with the proposed transaction, that the ultimate terms of the proposed transaction will differ from those that currently are contemplated, and that the proposed transaction will be not be successfully completed for any reason (including the failure to obtain the required approvals or clearances from regulatory authorities). Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur, Bolnisi and Palmarejo disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur, Bolnisi and Palmarejo undertake no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, Bolnisi and Palmarejo, their financial or operating results or their securities or the proposed transaction.
Additional Information
The definitive proxy statement that Coeur has filed with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mailed to its shareholders contains information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the proposed transaction and related matters. Shareholders are urged to read the definitive proxy statement carefully, as it contains important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the definitive proxy statement from Coeur by mail, shareholders may also obtain the definitive proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction is set forth in the definitive proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.
Coeur d’Alene Mines Corporation
Director — Investor Relations
Tony Ebersole, 208-665-0777
or
Senior Vice President — Corporate Development
Mitchell J. Krebs, 888-545-1138
State Keywords: Idaho
Industry Keywords: Natural Resources; Mining/Minerals
Source: Coeur d’Alene Mines Corporation

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